Exhibit 99.1

FOR IMMEDIATE RELEASE

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: michelle.esterman@altisource.lu

Altisource™ Announces Effectiveness of Form 10 Registration Statements for Spin-Off of Altisource Residential Corporation
and Altisource Asset Management Corporation;
Confirms Record Date of December 17, 2012; Expects to Complete Spin-Offs on or about December 21, 2012

Luxembourg, 12 December 2012

Altisource Portfolio Solutions S.A. (“Altisource”) (Nasdaq: ASPS) announced today that in connection with its proposed spin-offs of Altisource Residential Corporation (“Residential”) and Altisource Asset Management Corporation (“AAMC”) the Securities and Exchange Commission (the “SEC”) has declared effective Residential’s Registration Statement on Form 10.  In addition, the SEC has completed its review of AAMC’s Registration Statement on Form 10 that has become effective by rule.

The Information Statements for Residential and AAMC will be mailed to Altisource’s shareholders of record shortly after the record date for the spin-offs which has been set at 5:00 p.m. EST on December 17, 2012 (the “Record Date”). The Information Statements contain detailed information about each of Residential and AAMC as well as the spin-offs.

Altisource has scheduled the spin-offs to be completed after the close of trading on or about December 21, 2012 (the “Distribution Date”) through a pro rata dividend of all the outstanding shares of Residential Class B common stock (the “Residential Shares”) and AAMC common stock (the “AAMC Shares”).  On the Distribution Date, each Altisource shareholder will receive one Residential Share for every three shares of Altisource common stock held by such shareholder on the Record Date and one AAMC Share for every ten shares of Altisource common stock held by such shareholder on the Record Date.

The New York Stock Exchange (“NYSE”) has authorized the listing of the Residential Shares on the NYSE. Residential will trade under the symbol “RESI” following the spin-off.  FINRA and the OTCQX Market (“OTCQX”) have authorized the quotation of the AAMC Shares on the OTCQX.  AAMC will trade under the symbol “AAMC” following the spin-off. There is no current market for the Residential Shares or the AAMC Shares.

As previously disclosed, Altisource has been advised that the Residential Shares and the AAMC Shares are expected to begin trading on a “when-issued” basis on or about December 13, 2012 under the symbols “RESI WI” and “AAMCV,” respectively. On the Distribution Date, the “when issued” trading for the Residential Shares and AAMC Shares is scheduled to end and “regular-way” trading is scheduled to begin on December 24, 2012 under the ticker symbols “RESI” and “AAMC,” respectively.

Holders of Altisource common stock who sell their Altisource shares before the ex-distribution date, which will be set by NASDAQ, will forego entitlement to the Residential Shares and the AAMC Shares in the spin-off. In addition, the distribution of the Residential Shares and AAMC Shares in the spin-offs is expected to be taxable. Altisource shareholders are urged to consult their financial advisors and tax advisors regarding the particular consequences of the distribution in their situation including, without limitation, the specific implications of selling Altisource common stock on or before the Distribution Date and the effect of any U.S. federal, state, local and federal tax laws.

No action or payment is required by Altisource’s shareholders to receive their Residential Shares and AAMC Shares in the spin-offs. Holders of Altisource shares on the Record Date will receive a book-entry account statement reflecting their ownership of Residential Shares and AAMC Shares, or their brokerage account will be credited with the appropriate Residential Shares and AAMC Shares. As previously disclosed, fractional Residential Shares and AAMC Shares will not be distributed to Altisource shareholders, but instead will be aggregated and sold with the cash proceeds being distributed pro rata to the holders who would otherwise have received fractional shares in the distribution.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words and variations of words such as “expect,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, the completion of the spin-offs, timing of “when-issued” and “ex-distribution” trading and conditions to distribution of Residential Shares and AAMC Shares. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, our failure to successfully separate Residential and AAMC, weakness in economic conditions and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Please also see the risk factors of Residential and AAMC, as they may be amended from time to time, set forth in their filings with the SEC, including their Registration Statements on Form 10 and subsequent reports on Forms 10-K, 10-Q and 8-K. Altisource disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Altisource

Altisource is a global provider of services focused on high-value, technology-enabled knowledge-based solutions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Additional information is available at www.altisource.com.

About Altisource Residential Corporation

Residential is engaged in the acquisition and ownership of single-family rental assets. Its primary sourcing strategy is to acquire these assets by purchasing sub-performing and non-performing mortgages as well as single-family homes at or following the foreclosure sale.  Residential is managed by AAMC, which has a management team with extensive industry experience in real estate, non-performing loan portfolios and mortgage loan servicing.

About Altisource Asset Management Corporation

AAMC is an asset management company that was formed to provide portfolio management and corporate governance services to Real-Estate Investment Trusts (“REITS”) and other real-estate portfolio-driven entities. AAMC is focused on providing scalable investment strategies and governance services for its clients by leveraging the significant industry expertise of its management team. Its initial principal client is Residential, a REIT formed to acquire and own single family rental assets through the purchase of sub-performing and non-performing mortgages.